UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 10, 2016
 Progress Software Corporation
(Exact name of registrant as specified in its charter)

Commission file number: 0-19417

Delaware	04-2746201
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)
14 Oak Park
Bedford, Massachusetts 01730
(Address of principal executive offices, including zip code)
(781) 280-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 10, 2016, Progress Software Corporation (“PSC”) issued a press release announcing the appointment of Yogesh K. Gupta, as President and Chief Executive Officer, effective October 10, 2016. Mr. Gupta replaced Philip M. Pead, who retired as President and Chief Executive Officer. As of October 10, 2016, Mr. Gupta was also elected to serve on PSC’s Board of Directors for a term expiring at the annual meeting of stockholders in 2017.
Prior to joining PSC, Mr. Gupta, age 56, served as an advisor to various venture capital and private equity firms from October 2015 until September 2016. Prior to that time, Mr. Gupta was President and Chief Executive Officer at Kaseya, Inc., from June 2013 until July 2015, at which time, Mr. Gupta became Chairman of the Board of Directors, a position he held until October 2015. From July 2012 until June 2013, Mr. Gupta served as an advisor to various venture capital and private equity firms in several mergers and acquisitions opportunities. Mr. Gupta was previously President and Chief Executive Officer of FatWire Software from July 2007 until February 2012, following the acquisition of FatWire Software by Oracle Corporation. Mr. Gupta previously held several executive-level positions at CA Technologies, with whom he was employed from 1989 until July 2007, including Chief Technology Strategist and Chief Technology Officer.
Mr. Pead’s employment with PSC will terminate on October 14, 2016. Mr. Pead’s decision to retire is not based on any disagreement or any matter relating to PSC’s operations, policies or practices. Mr. Pead will continue to serve on PSC’s Board of Directors.
Mr. Gupta’s Employment Agreement
In connection with his appointment as PSC’s President and Chief Executive Officer, Mr. Gupta has entered into an employment agreement with PSC, effective as of October 10, 2016, setting forth Mr. Gupta’s compensation and certain other terms. Pursuant to this employment agreement, Mr. Gupta will be paid a base salary of $575,000 per year and he will be eligible to participate in our Corporate Bonus Plan at an aggregate annual target rate of 100% of his base salary.
Mr. Gupta’s employment agreement also provides that Mr. Gupta is to receive a new hire equity award consisting of the three elements described below.
First, Mr. Gupta is to receive an annual equity award with a value of $1,250,000, with 30% of this annual equity award consisting of restricted stock units (“RSUs”), and 70% of this award consisting of performance share units (“PSUs”). The PSUs are to be awarded in January 2017 based upon the achievement of one-year fiscal year 2017 measurement targets applicable to the FY17 annual equity compensation to executive officers. Subject to continued employment, the RSUs will vest in equal installments semi-annually over three years, with the first such vest to occur on October 1, 2017 and the remaining installments vesting every six months thereafter. The PSU targets will be determined by the Compensation Committee of the Board of Directors at the time of grant. Upon determination of the PSUs earned, if any, and subject to continued employment, the PSUs will convert to RSUs, with one-third of the RSUs vesting on April 1, 2018 and the remainder vesting every six months over the next two years.
Second, Mr. Gupta is to receive a special RSU award with a value of $2,500,000 (the “Special RSU Award”). The Special RSU Award will vest as follows: 25% on October 10, 2017, 25% on October 10, 2018, and 50% on October 10, 2019, subject, in each case, to continued employment.
Third, Mr. Gupta is to be added as a participant under PSC’s Long Term Incentive Plan (“LTIP”) applicable to executive officers. Mr. Gupta is to receive a PSU award under the LTIP with respect to fiscal year 2016 with a value as of the grant date of two times his base salary, or $1,150,000 (the “LTIP Award”). The LTIP Award will be earned based on PSC’s relative total shareholder return over a three-year performance period ending on November 30, 2018. In the event that a change in control of PSC occurs, Mr. Gupta will be deemed to have earned at least 100% of the LTIP Award under the LTIP with respect to fiscal year 2016.
Mr. Gupta will be eligible for additional future equity awards as customarily granted to executive officers beginning in fiscal year 2018, except that Mr. Gupta is eligible to receive an LTIP Award applicable to fiscal year 2017 on the same basis as other PSC executive officers.
Mr. Gupta’s employment agreement also provides that in the event that his employment is terminated as a result of an “Involuntary Termination” (as defined below), he will be eligible to receive the following severance and other benefits: (a)

the payment of cash severance equal to eighteen (18) months of total target cash compensation as of the date of termination, which will be paid over eighteen (18) months, (b) the continuation, for a period of eighteen (18) months, of benefits that are substantially equivalent to the benefits (medical, dental, vision and life insurance) that were in effect immediately prior to termination, and (c) eighteen (18) months of acceleration of unvested stock options and RSUs. No PSUs (including PSUs relating to performance in the fiscal year in which the termination occurs and under the LTIP), and no other RSUs (except those described above), will vest or be accelerated.
Receipt of the severance and benefits is subject to the execution of a standard separation and release agreement. Separation payments upon any Involuntary Termination of Mr. Gupta’s employment within twenty-four months following a change in control would be governed by an Employee Retention and Motivation Agreement to be entered into by Mr. Gupta (described below) and not by Mr. Gupta’s employment agreement.
An “Involuntary Termination” is defined in the employment agreement as a termination of employment by PSC other than for “Cause” (as defined in the employment agreement), disability or death or a termination by Mr. Gupta as a result of certain events occurring without his consent such as an assignment to him of duties, a significant reduction of his duties, either of which is materially inconsistent with his position prior to the assignment or reduction, or the removal of Mr. Gupta from such position, a material reduction in Mr. Gupta’s base salary or target bonus, a relocation of Mr. Gupta to a facility or location more than fifty miles from his then present location or a material breach of the employment agreement by the PSC.
The standard separation and release agreement will also include non-competition and related covenants. The non-competition covenant will be in effect for the duration of the period in which severance and other benefits are paid. The non-competition covenant relates to certain businesses with similar product areas and activities as PSC.
Mr. Gupta’s Employee Retention and Motivation Agreement
PSC and Mr. Gupta have also entered into an Employee Retention and Motivation Agreement (“ERMA”), which provides certain compensation and benefits if his employment is involuntarily terminated within twenty-four (24) months of a change in control of PSC. If an Involuntary Termination of Mr. Gupta’s employment occurs other than within twenty (24) months of a change in control, the severance terms of his employment agreement, as described above, would control and not the ERMA. Any successor to PSC following a change in control (whether by merger, stock purchase or otherwise) must assume the obligations under the ERMA.
Benefits upon change in control
Under the ERMA, upon a change in control of PSC, Mr. Gupta’s annual cash bonus award would be fixed and guaranteed at his target level. Payment of this bonus will immediately occur on a pro-rata basis with respect to the elapsed part of the relevant fiscal year.
The ERMA also provides that upon a change in control, all outstanding unvested options and restricted equity held by Mr. Gupta would fully accelerate, unless the acquirer assumes all such options and restricted equity. If such outstanding stock options and shares of restricted equity held by Mr. Gupta are continued by PSC or assumed by its successor entity, then vesting will continue in its usual course. As described above, in the event that a change in control of PSC occurs, Mr. Gupta will be deemed to have earned at least 100% of the LTIP Award under the LTIP with respect to fiscal year 2016.
Benefits upon Involuntary Termination within 24 months of change in control
In the event of an “Involuntary Termination” of Mr. Gupta’s employment within twenty-four (24) months following a change in control, all remaining outstanding options and restricted equity held by Mr. Gupta would automatically become vested, Mr. Gupta would be entitled to receive a lump sum payment equal to twenty-four (24) months of his total target compensation, and his benefits (medical, dental, vision and life insurance) would continue for twenty-four months. The definition of “Involuntary Termination” in the ERMA is substantially identical to the definition included in Mr. Gupta’s employment agreement, and described above.
In the event that any amounts provided for under his ERMA or otherwise payable to Mr. Gupta would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and be subject to the related excise tax, Mr. Gupta would be entitled to receive either full payment of the benefits under the agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greatest amount of after-tax benefits to Mr. Gupta.

Mr. Gupta’s employment agreement and the ERMA were approved by the Board of Directors upon the recommendation of the Compensation Committee of the Board of Directors and following consultation with the Compensation Committee’s independent compensation consultant. The preceding description of Mr. Gupta’s employment agreement and ERMA is qualified in its entirety by reference to the full text of the employment agreement and ERMA filed as Exhibits 10.1 and 10.2, respectively, to this Form 8-K and incorporated herein by reference.
Except as described above, there are no arrangements or understandings between Mr. Gupta and any other person pursuant to which he was appointed to his new position. There are no family relationships between Mr. Gupta and any of PSC's directors or executive officers, nor is PSC aware, after inquiry of Mr. Gupta, of any related-person transaction or series of transactions required to be disclosed under the rules of the Securities and Exchange Commission.
Item 7.01           Regulation FD Disclosure.
On October 10, 2016, PSC issued a press release announcing Mr. Gupta’s appointment as President and Chief Executive Officer, a copy of which is furnished as Exhibit 99.1.
Item 9.01     Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated October 10, 2016, by and between Progress Software Corporation and Yogesh Gupta
10.2	Employee Retention and Motivation Agreement, dated as of October 10, 2016, by and between Progress Software Corporation and Yogesh Gupta
99.1	Press release issued by Progress Software Corporation, dated October 10, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	October 14, 2016	Progress Software Corporation

		By:	/s/ Stephen H. Faberman
Stephen H. Faberman
Chief Legal Officer